Exhibit 5.1
September 1, 2006
AFC Enterprises, Inc.
Six Concourse Parkway
Suite 1700
Atlanta, Georgia 30328

Re:	AFC Enterprises, Inc. Our File No.12452-2
Ladies and Gentlemen:
We have acted as special Minnesota counsel to AFC Enterprises, Inc., a Minnesota corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, on a registration statement on Form S-8 (the “Registration Statement”) of 3,298,985 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), which are to be offered and sold under the AFC Enterprises, Inc. 2006 Incentive Stock Plan (the “Plan”). This opinion is being delivered to you at your request.
In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, including those specifically listed below, and (iii) received such information from officers and representatives of the Company, as we have deemed necessary or appropriate for the purposes of this opinion. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. With your permission, as to any fact material to the opinions expressed herein, we have relied, to the extent that we deemed such reliance proper, upon resolutions, certificates and representations of officers of the Company with respect to the accuracy of any such factual matter regarding or related to the Company.
     1. Organizational Documents Reviewed. In our capacity as special Minnesota counsel to the Company and for purposes of this opinion, we examined the following documents:
(a)	A certified copy of the Company’s Articles of Incorporation, as amended, certified by the Secretary of State for the State of Minnesota on March 7, 2006; and

(b)	A copy of the Company’s Bylaws; and

(c)	A copy of the Plan; and

(d)	A Secretary’s Certificate executed by Company’s Secretary and Resolutions of the Company’s Board of Directors authorizing the filing of the Registration Statement, which are attached to the Secretary’s Certificate.
This opinion letter is given, and all statements herein are made, in the context of our review of the above organizational documents.

AFC Enterprises, Inc.
September 1, 2006

     2. Assumptions Regarding Opinion. In rendering the opinion set forth herein we have with your permission assumed without any inquiry, verification or opinion, and relied upon the following:
     (a) The genuineness of the signatures of all persons who have signed the Registration Statement, and all instruments, documents, certificates, applications, consents, filings and/or agreements related to the Registration Statement;
     (b) All documents, certificates and instruments submitted to us as originals are authentic and complete; all documents, certificates and instruments submitted to us as certified, conformed or photostatic copies are complete, true and correct copies of the originals thereof, including, but not limited to, the Plan;
     (c) The accuracy and completeness of all documents and records made available to us and that all statements of fact, representations and warranties contained in the Registration Statement (including, without limitation, all statements of fact set forth in each of the recitals, if any, to the Registration Statement), are true and correct;
     (d) The legal competency of all natural persons who have signed the Registration Statement;
     (e) That all decisional authorities, statutes, rules and regulations comprising the applicable law for which we are assuming responsibility are published or otherwise generally accessible, in each case in a manner generally available to lawyers practicing in the State of Minnesota;
This opinion letter is given, and all statements herein are made, in the context of the above assumptions.
     3. Opinion Regarding Transaction. Based upon and subject to the foregoing, and subject further to the qualifications and any other exceptions expressed herein, we are of the opinion as of this date that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     4. Qualifications to Opinion. The opinion contained herein is qualified in its entirety and subject to the following paragraphs, qualifications and other matters set forth below:
     (a) We are admitted to practice in the State of Minnesota, and we express no opinion as to the laws of any jurisdiction, other than the State of Minnesota and the federal laws of the United States of America. To the extent laws of any State other than the State of Minnesota govern the Company or the Registration Statement, we assume such laws are identical to the laws of the State of Minnesota without any investigation as to whether any difference exists between the laws of such forum and the State of Minnesota.
     (b) Our opinion is limited to the specific issues addressed and is limited in all respects to laws and facts existing on the date of this opinion.
     8. Matters As To Which No Opinion Is Expressed. Without limiting the generality of the assumptions and qualifications to our opinion herein set forth, we express no opinion as to any of the matters

AFC Enterprises, Inc.
September 1, 2006

set forth below, and as to each of which, our opinion herein set forth is qualified further in its entirety:
     (a) We express no opinion with respect to the validity, binding effect, or enforceability of any provision of the Registration Statement; and
     (b) We express no opinion with respect to any applicable federal or state securities laws (or “Blue Sky” laws) other than the Blue Sky laws of the State of Minnesota.
Our opinion expressed in this letter represents our opinion as to how an issue would be resolved if considered by the Supreme Court of the State of Minnesota. The manner in which any particular issue would be treated in any actual court case would depend in part on the facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute that may arise.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference of our firm under the heading “Legal Matters” in the Registration Statement.
This opinion is rendered to you for your benefit in connection with the above transaction and may not be relied upon by any other person or for any other purpose without our prior written consent. This opinion letter supersedes any prior opinion or opinion letter given by this firm or any of its lawyers that is related in any manner to any transaction contemplated by or under or related to the Registration Statement, and by your acceptance of this opinion letter you agree that such prior opinions or opinion letters are and shall be null and void in their entirety. No person may be subrogated to the rights of the addressee for any purpose without our prior written consent. This opinion is rendered as of the date hereof and we hereby disclaim any obligation to advise you or any other party expressly entitled to rely hereon of any change in any matter set forth herein.
Very truly yours,
/s/ KRASS MONROE, P.A.